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Exhibit 11   Schedule of Computation of Per Share Earnings


                                                                           Year ended December 31,
                                                                           -----------------------
                                                                 1995                   1994              1993
                                                                 ----                   ----              ----


Net Income                                                     $5,999,694           $4,048,446          $4,565,307
                                                               ==========           ==========          ==========


Common Shares outstanding - end of year                         6,260,040            6,264,040           6,269,040

Effect of weighting treasury stock
   acquired during the year                                          -                      -                   -


                                                               ----------           ----------          ----------
Common and common equivalent shares
   used in computing earnings per share                         6,260,040            6,264,040           6,269,040
                                                               ==========           ==========          ==========



Per Share Amounts:

       Net Income                                              $      .96           $      .65          $      .73
                                                               ==========           ==========          ==========




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